UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 2, 2014 (June 26, 2014)

Cumberland Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	001-33637	62-1765329
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2525 West End Avenue, Suite 950, Nashville, Tennessee		37203
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(615) 255-0068
Not Applicable
____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2014, Cumberland Pharmaceuticals Inc. (the “Company” or “Cumberland”) entered into a Revolving Credit Loan Agreement (“Loan Agreement”) with SunTrust Bank (the “Lender”). The Loan Agreement provides for an aggregate principal amount up to $20 million. It provides an initial revolving line of credit of up to $12 million with the ability for Cumberland to increase the amount to $20 million, under certain conditions. There are no borrowings under the Loan Agreement and it expires on June 26, 2017. The interest rate is based on a LIBOR pricing grid as referenced in the Agreement. Cumberland is subject to and in compliance with certain financial covenants including, but not limited to, maintaining an EBIT to Interest Expense Ratio and Funded Debt Ratio, as such terms are defined in the Loan Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

On June 26, 2014, the Company entered into the Loan Agreement. The material terms and conditions to the extent required are included in Item 1.01 above and are incorporated by reference into this Item 1.02. Effective upon the execution of the Loan Agreement described in Item 1.01 above, the Fifth Amended and Restated Loan Agreement, as amended, originally dated August 2, 2011 (the “Amended and Restated Loan Agreement”), by and between the Company and Bank of America, N.A. was terminated. The Company incurred no early termination penalties upon termination of the Amended and Restated Loan Agreement. The foregoing description of the Amended and Restated Loan Agreement is qualified in its entirety by Exhibit 10.16, Exhibit 10.16.1, Exhibit 10.16.2, and Exhibit 10.16.3 to the Company’s Annual Report on Form 10-K filed on March 11, 2014.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 26, 2014, the Company entered into the Loan Agreement. The material terms and conditions to the extent required are included in Item 1.01 above and are incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cumberland Pharmaceuticals Inc.

July 2, 2014	By: /s/ Rick S. Greene

Name: Rick S. Greene
Title: Chief Financial Officer